UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2018 (April 3, 2018)

MIRAGEN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Lookout Rd. Boulder, CO	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 643-5200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 3, 2018, Miragen Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a seventh amendment (the “Amendment”) to that certain License and Collaboration Agreement (the “Servier Agreement”) between the Company and Les Laboratoires Servier and Institut de Recherches Servier (collectively, “Servier”).

Among other things, the Amendment updates the development plan for the Company’s product candidate, MRG-110, which is an inhibitor of microRNA-92 and is being developed under the Servier Agreement for the treatment of heart failure and other ischemic disease. The Amendment, among other things, (i) updates the development plan for MRG-110 and cost-sharing provisions associated therewith, (ii) provides for specified development cost reimbursement by Servier to the Company following a determination by a joint committee established by the parties under the Servier Agreement that the outcome of a specified portion of a Phase 1 clinical trial has met its primary end point, and (iii) provides for additional development plan cost reimbursement by Servier to the Company following a determination by a joint committee established by the parties under the Servier Agreement that a product candidate targeting microRNA-92 will proceed into a Phase 2 clinical trial.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment. The Company anticipates filing a copy of the Amendment with its periodic report on Form 10-Q for the quarter ended March 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miragen Therapeutics, Inc.

Date: April 6, 2018	By:	/s/ Jason A. Leverone
Jason A. Leverone Chief Financial Officer